PRELIMINARY COPY

                              KIRLIN HOLDING CORP.

                              6901 Jericho Turnpike
                             Syosset, New York 11791

                         -------------------------------

                                    NOTICE OF
                         SPECIAL MEETING OF STOCKHOLDERS
                         -------------------------------

                                December 18, 2002
                         -------------------------------


                  NOTICE IS HEREBY GIVEN that the Special Meeting of Stockholders ("Special Meeting") of Kirlin Holding Corp. ("Company") will be held at the offices of the Company at 6901 Jericho Turnpike, Syosset, New York on December 18, 2002, at 11:00 a.m., for the following purposes, all as more fully described in the attached Proxy Statement:

                  1. To authorize an amendment to the Company's Certificate of Incorporation to implement a reverse stock split of the Company's Common Stock of between one-for-two up to one-for-eight, at any time within 180 days after stockholder approval of this proposal is obtained at the Special Meeting, with the timing and exact ratio to be determined in the sole discretion of the Board of Directors; and

                  2. To transact such other business as may properly come before the meeting and any and all adjournments thereof.

                  The Board of Directors has fixed the close of business on November 4, 2002, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

                  You are earnestly requested to date, sign and return the accompanying form of proxy in the envelope enclosed for that purpose (to which no postage need be affixed if mailed in the United States) whether or not you expect to attend the meeting in person. The proxy is revocable by you at any time prior to its exercise and will not affect your right to vote in person in the event you attend the meeting or any adjournment thereof. The prompt return of the proxy will be of assistance in preparing for the meeting and your cooperation in this respect will be appreciated.

                                              By Order of the Board of Directors


                                              Anthony J. Kirincic, Secretary

Syosset, New York
November 8, 2002

                              KIRLIN HOLDING CORP.

                          -----------------------------
                                 PROXY STATEMENT
                          -----------------------------

                         SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 18, 2002
                          -----------------------------


         This Proxy Statement and the accompanying form of proxy is furnished to stockholders of Kirlin Holding Corp. ("Company") in connection with the solicitation of proxies, in the accompanying form, by the Board of Directors of the Company for use in voting at the Special Meeting of Stockholders to be held at the offices of the Company, 6901 Jericho Turnpike, Syosset, New York on December 18, 2002, at 11:00 a.m., and at any and all adjournments thereof. Any proxy given pursuant to this solicitation may be revoked by the person giving it by giving notice to the Secretary of the Company in person, or by written notification actually received by the Secretary, at any time prior to its being exercised. Unless otherwise specified in the proxy, shares represented by proxies will be voted FOR the approval of the amendment to the Certificate of Incorporation to implement a reverse stock split ("Reverse Split").

         The Company's executive offices are located at 6901 Jericho Turnpike, Syosset, New York 11791. On or about November 8, 2002, this Proxy Statement and the accompanying form of proxy are to be mailed to each stockholder of record at the close of business on November 4, 2002.

                                VOTING SECURITIES

         The Board of Directors has fixed the close of business on November 4, 2002, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. Only stockholders of record at the close of business on that date will be entitled to vote at the Special Meeting or any and all adjournments thereof. As of November 4, 2002, the Company had issued and outstanding 14,962,308 shares of Common Stock, the Company's only class of voting securities outstanding. Each stockholder of the Company will be entitled to one vote for each share of Common Stock registered in his name on the record date. The presence, in person or by proxy, of a majority of all of the outstanding shares of Common Stock constitutes a quorum at the Special Meeting. Proxies relating to "street name" shares that are returned to the Company but marked by brokers as "not voted" will be treated as shares present for purposes of determining the presence of a quorum on all matters but will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld by the broker ("broker non-votes"). The proposal to amend the Company's Certificate of Incorporation to implement the Reverse Split requires the affirmative vote of a majority of all of the outstanding shares of Common Stock. Accordingly, abstentions and broker non-votes will have the same effect as a vote against the proposal. All other matters to be voted on will be decided by the affirmative vote of a majority of the shares present or represented at the Special Meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote, but because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority, a broker non-vote will have no effect on the vote.

         The following table sets forth certain information as of November 4, 2002, with respect to (i) those persons or groups known to the Company to beneficially own more than 5% of the Company's Common Stock, (ii) each director and nominee, (iii) each executive officer whose compensation exceeded $100,000 in fiscal 2001, and (iv) all directors and executive officers as a group. The information is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934 based upon information furnished by the persons listed or contained in filings made by them with the Securities and Exchange Commission. Except as indicated below, the stockholders listed possess sole voting and investment power with respect to their shares.

                                Amount and Nature of         Percent
Name of Beneficial Owner(1)     Beneficial Ownership         of Class
----------------------------   ------------------------   ----------------
David O. Lindner..................  3,461,983    (2)             22.3%

Anthony J. Kirincic...............  3,611,983 (2)(3)             23.3%

Barry Shapiro.....................    133,714    (4)                *

Edward J. Casey...................     63,401    (5)                *

John Milcetich....................    514,934    (6)              3.4%

Harold Paul.......................    107,401    (7)                *

Martin Schacker...................    335,790    (8)              2.2%

All Executive Officers
and Directors as a
Group (7 persons).................  8,229,206    (9)             49.9%


*    Less than 1%.

(1) The business address of Messrs. Lindner, Kirincic and Shapiro is 6901 Jericho Turnpike, Syosset, New York 11791.

(2) Includes 512,356 shares of Common Stock issuable upon the exercise of options that are currently exercisable. Also includes 27,450 shares of Common Stock issuable upon the exercise of a purchase option to purchase
     0.13725 Units,  each Unit consisting of (i) 100,000 shares of Common Stock,
     (ii) 50,000 Class A Warrants to purchase shares of Common Stock, and (iii) 50,000 Class B Warrants to purchase shares of Common Stock, and the exercise of such warrants, which are currently exercisable. Excludes 33,334 shares of Common Stock issuable upon the exercise of options that are not exercisable within the next sixty days.

(3) Includes 120,000 shares of Common Stock held of record in the individual retirement account of Mr. Kirincic's spouse.

(4) Includes 113,000 shares of restricted stock, of which 75,000 shares have not yet vested but for which Mr. Shapiro possesses voting power. Excludes options to purchase 10,000 shares of Common Stock issuable upon the exercise of options that are not exercisable within the next sixty days.

(5) Includes 50,000 shares of Common Stock issuable upon the exercise of options that are currently exercisable.

(6) Includes 10,000 shares of Common Stock issuable upon the exercise of options that are currently exercisable.

(7) Includes (i) 8,500 shares of Common Stock held jointly by Mr. Paul and his wife, (ii) 3,500 shares of Common Stock held by his wife's individual retirement account, (iii) 8,000 shares of Common Stock held in Mr. Paul's individual retirement account, (iv) 40,000 shares of Common Stock issuable upon the exercise of options held by Mr. Paul that are currently exercisable, (v) 20,000 shares of Common Stock issuable upon the exercise of currently exercisable Class A and Class B warrants purchased by Mr. Paul's wife as part of a Unit in the Company's private placement in October 2001 and (vi) 20,000 shares of Common Stock held by Mr. Paul's wife issued as part of such Unit. Mr. Paul disclaims beneficial ownership of the 23,500 shares of Common Stock and all Class A and Class B warrants held by his wife.

(8) Includes 325,710 shares of Common Stock issuable upon the exercise of options that are currently exercisable. Also includes 10,080 shares of Common Stock issuable upon the exercise of a purchase option to purchase
     0.0504 Units,  each Unit  consisting of (i) 100,000 shares of Common Stock,
     (ii) 50,000 Class A Warrants to purchase shares of Common Stock, and (iii) 50,000 Class B Warrants to purchase shares of Common Stock, and the exercise of such warrants, which are currently exercisable. Excludes 244,211 shares of Common Stock issuable upon the exercise of options that are not exercisable within the next sixty days.


(9) Includes 1,535,402 shares of Common Stock issuable upon the exercise of options, purchase options and warrants that are currently exercisable. Also includes 113,000 shares of restricted stock, of which 75,000 have not vested but for which the holder possesses voting power. Excludes 320,879 shares of Common Stock issuable upon the exercise of options that are not exercisable within the next sixty days.

     PROPOSAL I: AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO
                   IMPLEMENT A REVERSE STOCK SPLIT OF BETWEEN
                         ONE-FOR-TWO UP TO ONE-FOR-EIGHT


General

         The Board of Directors has unanimously approved a proposal to amend the Company's Certificate of Incorporation to implement a reverse stock split of the Company's Common Stock of between one-for-two and up to one-for-eight, at any time within 180 days after stockholder approval of this proposal is obtained at the Special Meeting, with the timing and exact ratio to be determined in the sole discretion of the Board of Directors. This means that as few as two shares or as many as eight shares of Common Stock would be combined into one New Share (defined below). The Board of Directors also may choose not to implement the Reverse Split at all in its sole discretion.

         After the filing of an amendment to the Certificate of Incorporation ("Amendment") with the Delaware Secretary of State, the Reverse Split will be effective ("Effective Date"), and each stock certificate representing shares of Common Stock outstanding immediately prior to the Reverse Split ("Old Shares") will be deemed automatically without any action on the part of the stockholders to represent a fraction of such number of shares of Common Stock after the Reverse Split ("New Shares"). No fractional New Shares will be issued as a result of a Reverse Split. In lieu thereof, each stockholder whose Old Shares are not evenly divisible will receive one additional New Share for the fractional New Share that such stockholder would otherwise be entitled to receive as a result of a Reverse Split. After the Reverse Split becomes effective, stockholders will be asked to surrender certificates representing Old Shares in accordance with the procedures set forth in a letter of transmittal to be sent by the Company. Upon such surrender, a certificate representing the New Shares will be issued and forwarded to the stockholders; however, each certificate representing Old Shares will continue to be valid and represent New Shares equal to a fraction of the number of Old Shares (plus one additional New Share where such Old Shares are not evenly divisible).

         The number of shares of capital stock authorized by the Certificate of Incorporation will not change as a result of the proposed Reverse Split. The Common Stock issued pursuant to the Reverse Split will be fully paid and nonassessable. The voting and other rights that presently characterize the Common Stock will not be altered by the Reverse Split.

Purposes of a Reverse Split

         The Board of Directors believes that the Reverse Split is desirable for several reasons.

             o On July 30, 2002, the Company was advised by Nasdaq that the closing bid price for the Company's Common Stock was less than $1.00 for 30 consecutive business days and the Common Stock was subject to delisting from the Nasdaq National Market if the closing bid price did not reach $1.00 for ten consecutive business days by October, 28, 2002. The Company has elected to voluntarily transfer to the Nasdaq SmallCap Market which will provide the Company with an extended grace period for achieving the minimum $1.00 bid price requirement (until January 27, 2003). The Company could also seek an additional 180 day grace period on the SmallCap Market.
               The Board of Directors expects the Reverse Split will help the Company satisfy the minimum $1.00 per share requirement. A range for the Reverse Split is being proposed instead of a specific ratio since the price at which the Common Stock trades may fluctuate between now and early January 2003, at which time the Reverse Split is expected to be implemented.

               If the Company's application to transfer to the SmallCap is accepted, the Company could regain listing on the National Market provided it meets certain conditions by July 25, 2003.

             o The Reverse Split also should enhance the acceptability of the
               Common Stock by the financial community and investing public. The reduction in the number of issued and outstanding shares of Common Stock caused by the Reverse Split is expected to increase the market price of the Common Stock. A variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing with lower priced stocks. Some of those policies and practices pertain to time-consuming procedures that function to make the handling of lower priced stocks economically unattractive to brokers. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of lower priced stock because the brokerage commission on a sale of lower priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher priced issue. A Reverse Split should result in a price level for the Common Stock that will reduce, to some extent, the effect of the above-referenced policies and practices of brokerage firms and diminish the adverse impact of trading commissions on the market for the Common Stock. The expected increased price level also may encourage interest and trading in the Common Stock and possibly promote greater liquidity for the Company's stockholders, although such liquidity could be adversely affected by the reduced number of shares of Common Stock outstanding after the Effective Date.



         However, there can be no assurance that any or all of these results will occur. If, for example, a one-for-eight Reverse Split is implemented, there can be no assurance that the market price per New Share after the Reverse Split will be eight times the market price per Old Share before the Reverse Split, or that such price will either exceed or remain in excess of the current market price. Further, there can be no assurance that the market for the Common Stock will improve. Stockholders should note that the Board of Directors cannot predict what effect a Reverse Split will have on the market price of the Common Stock.

         The Board of Directors will determine the exact ratio for the Reverse Split based upon the market price of the Common Stock at the time of implementation. It can be anticipated that management will select a ratio that will result in a new market price that is sufficiently in excess of the $1.00 minimum bid price required by Nasdaq, so that a decrease in the bid price for the Common Stock would not cause the Common Stock to be delisted from Nasdaq. On the other hand, if the bid price of the Common Stock is maintained above $1.00 without the Reverse Split, the Board of Directors may determine not to implement the Reverse Split at all.

Effect of a Reverse Split

         A Reverse Split will be effected by means of filing the Amendment with the Delaware Secretary of State. The Company is authorized to issue 40,000,000 shares of Common Stock. The number of shares of authorized Common Stock also will be proportionately reduced as a result of the Reverse Split; provided, however, that the number of authorized shares of Common Stock will not be reduced to less than 7,000,000 shares. As of November 4, 2002, there were 14,962,308 Old Shares issued and outstanding. The following table illustrates the principal effect of the proposed Reverse Split and decrease in outstanding shares of Common Stock assuming no additional shares of Common Stock are issued prior to the Effective Date as a result of the exercise of any options or warrants under all possible scenarios:

    Ratio of             Shares of         Prior to             After
  Reverse Split        Common Stock      Reverse Split        Reverse Split(1)
---------------       --------------   ----------------- -----------------------

One-for-two              Authorized        40,000,000          20,000,000
                        Outstanding        14,962,308           7,481,154

One-for-three           Authorized         40,000,000           13,333,333
                        Outstanding        14,962,308            4,987,436

One-for-four            Authorized         40,000,000           10,000,000
                        Outstanding        14,962,308            3,740,577

One-for-five            Authorized         40,000,000            8,000,000
                        Outstanding        14,962,308            2,992,461

One-for-six             Authorized         40,000,000            7,000,000
                        Outstanding        14,962,308            2,493,718

One-for-seven           Authorized         40,000,000            7,000,000
                       Outstanding         14,962,308            2,137,472

One-for-eight           Authorized         40,000,000            7,000,000
                       Outstanding         14,962,308            1,870,288

--------------------------------

(1)      Does not include New Shares to be issued in lieu of fractional shares.

         The Common Stock currently is registered under Section 12(g) of the Exchange Act and, as a result, the Company is subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Split will not effect the registration of the Common Stock under the Exchange Act.

         Effect on Market for Common Stock. On November 4, 2002, the closing sale price of the Common Stock on the Nasdaq National Market was $____ per share. By decreasing the number of shares of Common Stock outstanding without altering the aggregate economic interest in the Company represented by such shares, the Board of Directors believes that the trading price will be increased to a price more appropriate for a publicly-traded security.

          Effect on Outstanding Options, Warrants and Preferred Stock. As of November 4, 2002, the Company had outstanding:

     o Options to purchase 3,234,912 shares of Common Stock with per-share exercise prices ranging from $0.5675 to $1.50 pursuant to the 1994 Stock Plan ("1994 Plan").

     o Options to purchase 903,000 shares of Common Stock with per-share exercise prices ranging from $0.9687 to $6.00 pursuant to the 1996 Stock Plan ("1996 Plan").

     o Warrants to purchase 1,200,000 shares of Common Stock with a per-share exercise price of $1.50.

     o 15 Units, each consisting of 100,000 shares of Common Stock, 50,000 Class A Warrants ("Class A Warrants") and 50,000 Class B Warrants ("Class B Warrants"). The Class A Warrants are exercisable at a price of $1.50 per share. The Class B Warrants are exercisable at a price of $2.50 per share.

     o    Purchase Options for 1.5 Units, exercisable at $120,000 per Unit.

         Upon the effectiveness of a Reverse Split, all of the above options and warrants provide for a proportional downward adjustment to the number of shares subject to outstanding options and warrants and a corresponding upward adjustment in the per-share exercise prices to reflect the Reverse Split. In addition, under the 1994 Plan and 1996 Plan, the number of shares reserved for issuance under future awards will be proportionally decreased.

         The Company has authorized 1,000,000 shares of preferred stock, par value $.001 per share. As of November 4, 2002, no shares of preferred stock have been issued. The authorized preferred stock will not be changed by reason of the Reverse Split.

         Effect on Legal Ability to Pay Dividends. The Reverse Split will have no material impact on the legal ability of the Company to pay dividends.

Exchange of Stock Certificates

         As soon as practicable after the Effective Date of a Reverse Split, the Company will send a letter of transmittal to each holder of record of Old Shares outstanding on the Effective Date. The letter of transmittal will contain instructions for the surrender of certificate(s) representing such Old Shares to Continental Stock Transfer & Trust Company, the Company's exchange agent ("Exchange Agent"). Upon proper completion and execution of the letter of transmittal and return thereof to the Exchange Agent, together with the certificate(s) representing Old Shares, a stockholder will be entitled to receive a certificate representing the number of New Shares into which his Old Shares have been reclassified and changed as a result of the Reverse Split.

         Shareholders should not submit any certificates until requested to do so. No new certificate will be issued to a stockholder until he has surrendered his outstanding certificate(s) together with the properly completed and executed letter of transmittal to the Exchange Agent.

Federal Income Tax Consequences

         The following summary of the federal income tax consequences of a Reverse Split is not, and should not be relied on as, a comprehensive analysis of the tax issues arising from or relating to the proposed Reverse Split. ACCORDINGLY, SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS FOR AN ANALYSIS OF THE EFFECT OF THE TRANSACTION CONTEMPLATED BY THE PROPOSED AMENDMENT ON THEIR RESPECTIVE TAX SITUATIONS.

         The transactions contemplated by the Amendment constitute a "recapitalization" of the Company within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code. Therefore, neither the Company nor its stockholders will recognize any gain or loss for federal income tax purposes to the extent that issued shares of Common Stock are exchanged for a reduced number of shares of Common Stock.

         The shares of Common Stock to be issued to each stockholder will have an aggregate basis, for computing gain or loss, equal to the aggregate basis of the shares of Common Stock held by such stockholder immediately prior to the Effective Date. A stockholder's holding period for the shares of Common Stock to be issued will include the holding period for the shares of Common Stock held thereby immediately prior to the Effective Date provided that such shares of Common Stock were held by the stockholder as capital assets on the Effective Date.


                           2003 STOCKHOLDER PROPOSALS

         In order for stockholder proposals for the 2002 Annual Meeting of Stockholders to be eligible for inclusion in the Company's Proxy Statement, they must be received by the Company at its principal office in Syosset, New York not later than January 15, 2003. Pursuant to Rule 14a-4 promulgated by the Securities and Exchange Commission, stockholders are advised that the Company's management shall be permitted to exercise discretionary voting authority under proxies it solicits and obtains for the Company's 2003 Annual Meeting of Stockholders with respect to any proposal presented by a stockholder at such meeting, without any discussion of the proposal in the Company's proxy statement for such meeting, unless the Company receives notice of such proposal at its principal office in Syosset, New York, not later than March 31, 2003.


                             SOLICITATION OF PROXIES

         The solicitation of proxies in the enclosed form is made on behalf of the Company and the cost of this solicitation is being paid by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or telephone using the services of directors, officers and regular employees of the Company at nominal cost. Banks, brokerage firms and other custodians, nominees and fiduciaries will be reimbursed by the Company for expenses incurred in sending proxy material to beneficial owners of the Company's stock.

                                  OTHER MATTERS

         The Board of Directors knows of no matter which will be presented for consideration at the Special Meeting other than the matters referred to in this Proxy Statement. Should any other matter properly come before the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.



                                                  Anthony J. Kirincic, Secretary

Syosset, New York
November 8, 2002